EXHIBIT 10.21

NON-EXCLUSIVE LICENSE AGREEMENT

THIS NON-EXCLUSIVE LICENSE AGREEMENT (this "Agreement") is entered into as of September 18, 2003, by Medi-Hut Co., Inc., a Nevada, United States of America corporation with offices at 1345 Campus Parkway, Wall Township, New Jersey 07753, United States of America (“MHUT”), Coa International Ind, Inc., a corporation organized and existing under the laws of the Republic of Korea (“Korea”) with its registered office at 2nd Floor, Oyang Building, 33-7 Changchung-Dong 1Ga, Chung-Ku, Seoul, Korea (“Coa”), Medi-Hut Int’l (Mfg.) Co., Ltd., a corporation organized and existing under the laws of the Republic of Korea with its principal offices at 4-1 Godeung-Ri, Sojung-Myun, Yeonki-Kun, Chunchungnam-Do, Korea (“MHUT”) and Young-Kil Shin (“Shin”).

BACKGROUND

On November 16, 2000 the parties entered into a Joint Venture Agreement (as the same may be amended and/or restated from time to time, the “Joint Venture Agreement”), for the manufacture in and the export of safety syringes from Korea based upon MHUT’s patents and technology under the name MHI. MHUT desires to license to MHI and MHI desires a license of certain patents and other technology from MHUT.

NOW, THEREFORE, in consideration of the mutual covenants, conditions and agreements of this Agreement, the parties hereby agree as follows, effective as of the Commencement Date (as defined below):

1.    DEFINITIONS.

1.1    "Affiliate" means any corporation or other entity that is directly or indirectly controlling, controlled by or under the common control with a party hereto for so long as such control exists. For the purpose of this Agreement, "control" shall mean the direct or indirect ownership of fifty percent (50%) or more of the outstanding shares or other voting rights of the subject entity to elect directors, or if not meeting the preceding, any entity owned or controlled by or owning or controlling at the maximum control or ownership right permitted in the country where such entity exists.

1.2    "Licensee" means a third party to whom MHUT has granted a license or sublicense under the MHUT Patents, to make, have made, import, use, sell, offer for sale or otherwise exploit a Product. "Licensee" includes a third party to whom MHUT has granted the right to distribute a Product.

1.3    "MHUT Patents" means (i) U.S. Patent No’s 5,562,626 and U.S. Patent Application No. 090/488807, (ii) all patents claiming an invention related to, or based upon, the MHUT Technology owned by MHUT or licensed to MHUT (to the extent MHUT may grant a license or sublicense to such patent) with the right to grant sublicenses; and (iii) all patents issued to MHUT claiming an invention based upon or relating to the MHUT Technology, together with:

(a)    any patent applications filed by MHUT claiming the subject matter of the MHUT Technology;

(b)    any divisionals, continuations, continuation-in-part applications, and continued prosecution applications (and their relevant international equivalents) of the patent applications described in (a) above to the extent the claims are directed to subject matter specifically described in such patent applications, and the resulting patents;

(c)    any patents resulting from reissues, reexaminations, or extensions (and their relevant international equivalents) of the patents described in (a) and (b); and

(d)    international (non-United States) patent applications filed after the Commencement Date claiming the subject matter of the MHUT Technology and the relevant international equivalents to divisionals, continuations, continuation-in-part applications and continued prosecution applications of such patent applications and any patents resulting from reissues, reexaminations, or extensions of the patents

1.4    "MHUT Technology" means technological models, inventions, concepts, manufacturing processes, design drawings (whether manual or electronic), design processes, prototypes, molds, schematics, know-how, databases and documentation thereof, trade secrets, technical information, specifications, drawings, records, documentation, works of authorship or other creative works, ideas, knowledge, data or the like relating to safety syringes which is owned by or licensed to MHUT (to the extent MHUT may grant a license or sublicense to such intellectual property) as of the date hereof, including without limitation information useful to the practice of the inventions claimed in the MHUT Patents.

1.5    "Net Sales" means the amounts received by MHI for the use or sale of Products to bona fide independent third parties, less (i) normal and customary rebates, and cash, trade and quantity discounts; (ii) sales, use and/or other excise taxes or duties; (iii) the actual cost of any packaging and shipping, including insurance; and (iv) amounts actually allowed or credited due to defects, returns, rejections, wholesale chargebacks or retroactive price reductions.

1.6    "Products" means any equipment, products, processes or methods covered by or that exploit or make use of one or more claims under the MHUT Patents or that exploit or make use of the MHUT Technology.

1.7    "Quarterly Period" shall be each three month period within a fiscal year that begins on November 1 and ends on October 31.

1.8    "Territory" shall mean the Republic of Korea.

2.    LICENSE GRANTS.

2.1    MHUT Patents. Subject to the provisions of Section 6, MHUT hereby grants MHI a non-exclusive license, under the MHUT Patents, to make, manufacture and export to MHUT and/or MHUT’s customers, as directed by MHUT, Products in the Territory, and to perform processes and methods, that embody the inventions described in the MHUT Patents. The license granted in this Section 2.1 shall be non-exclusive for the Territory and shall be subject to the terms of the Joint Venture Agreement. MHI shall not have the right to issue sublicenses nor shall MHI have the right to sell Products directly to third parties without first obtaining written permission from MHUT.

2.2    MHUT Technology. Subject to the provisions of Section 2.1 and 6, MHUT hereby grants MHI a non-exclusive license to use, reproduce, translate, otherwise exploit the MHUT Technology solely in connection with MHI’s actions pursuant to the license granted in Section 2.1.

2.3    No Additional Rights. Nothing in this Agreement shall be construed to confer any rights upon either Coa, MHI or Shin by implication, estoppel, or otherwise as to any technology, or patent (including such rights in improvements) owned by MHUT, regardless of whether such technology or patent rights shall be dominant or subordinate to any MHUT Patent or MHUT Technology.

3.    CONSIDERATION.

3.1    Royalty on Net Sales. MHI shall be required to receive written permission from MHUT prior to executing any sale of Product(s) to a third party in any territory or location. For any sale to a third party that MHI receives permission from MHUT to execute, MHI shall pay to MHUT a royalty to be negotiated in good faith based upon Net Sales of Products. MHI shall not pay any royalty on sales of Products to MHUT.

3.2    Computation of Royalties. All sales of Products between MHUT and MHI will be disregarded for purposes of computing Net Sales and royalties due MHUT under this Section 3, and in such instances royalties will be payable only upon sales to, or other use by, independent third parties. Nothing herein shall obligate MHI to pay MHUT royalties more than once on any unit of a Product.

3.3    Sale of Products to MHUT. MHI will sell Products to MHUT pursuant to a separate requirements contract and/or purchase orders issued thereunder on mutually agreed terms.

4.    PAYMENTS; REPORTS AND RECORDS.

4.1    Timing of Payments. All amounts due MHUT pursuant to Section 3 shall be paid within 30 days after the last day of each Quarterly Period. Payment shall be made by wire transfer in U.S. Dollars to an account designated by MHUT. All currency conversion shall be made at the exchange rate in effect at the time of payment; provided, however, MHUT may direct MHI to make payment by other means or in other currency by written notice.

4.2    Royalty Reports. MHI shall deliver to MHUT with each royalty payment a report setting forth the total Net Sales of the Products for the Quarterly Period and the computation of the royalty amount. Such reports shall be confidential information of MHI.

4.3    Inspection of Books and Records. Not more than once in any 12 month period, MHUT may have MHI’s relevant books and records for the prior 12-month period audited, by an independent certified public accounting firm of MHUT’s choosing and reasonably acceptable to Coa, to verify the accuracy of MHI’s royalty payments. The independent certified public accounting firm must enter into a confidentiality agreement reasonably acceptable to MHUT and Coa. Such audit must be conducted during MHI's normal business hours in a manner that does not unduly interfere with MHI's normal business activities. If any audit discloses underpayment of royalties, MHI shall promptly pay MHUT the royalties due plus interest at an annual rate of 6%. MHUT is responsible for all expenses it incurs in connection with any audit unless the audit discloses an underpayment of royalties in excess of 10%, in which case, MHI shall promptly reimburse MHUT for all of such audit expenses.

4.4    Taxes. All royalty amounts required to be paid to MHUT pursuant to this Agreement may be paid with deduction for withholding for or on account of any taxes (other than taxes imposed on or measured by net income) or similar governmental charge by the Republic of Korea ("Withholding Taxes"). At MHUT's request, MHI shall provide MHUT a certificate evidencing payment of any Withholding Taxes hereunder and shall reasonably assist MHUT to obtain the benefit of any applicable tax treaty.

5.    PATENT PROSECUTION.

5.1    Responsibility for Patent Rights. MHUT shall prepare, file, prosecute, and maintain all of the MHUT Patents. Coa and Shin shall have reasonable opportunities to advise MHUT and shall cooperate with MHUT in such filing, prosecution and maintenance in the Republic of Korea.

Upon MHUT’s request and direction, MHI shall prepare, file, prosecute, and maintain in the Republic of Korea any patents, patent applications, continuations, continuations-in-part and divisionals having claims covering the subject matter of the MHUT Patents and MHUT Technology. The attorney handling the filing, prosecution, and maintenance of any such patent applications, etc. shall be notified that MHUT is the owner of all patents, patent applications, continuations, continuations-in-part and divisionals, that all prosecution shall be conducted in the best interests of MHUT, and that MHUT shall be copied on all correspondence.

5.2    Payment of Expenses. Payment of all fees and costs, including attorney's fees, relating to the filing, prosecution and maintenance of the MHUT Patents shall be the responsibility of MHUT.

5.3    Termination of Rights. Anytime after the execution of this Agreement, MHUT may elect, on thirty (30) days prior written notice to MHI, Coa and Shin, not to continue paying patent fees and costs incurred through such date of written notice, and MHUT may at its own discretion continue or abandon any or all of the MHUT Patents for which such payments have been discontinued.

6.    INFRINGEMENT.

6.1    Notification of Infringement. Coa, MHI and Shin each agree to provide written notice to MHUT promptly after becoming aware of any infringement of the MHUT Patents or MHUT Technology.

6.2    Right to Prosecute Infringements.

(a)    MHI Right to Prosecute. So long as MHI remains the sole licensee of the MHUT Patents and MHUT Technology in the Terrritory, MHI, to the extent permitted by law, shall have the right, under its own control and at its own expense, to prosecute any third party infringement of the MHUT Patents and/or MHUT Technology in the Territory, subject to Section 6.4. If required by law, MHUT shall permit any action under this Section 6.2 to be brought in its name, including being joined as a party-plaintiff, provided that MHI shall hold MHUT. harmless from, and indemnify MHUT against, any costs, expenses, or liability that MHUT incurs in connection with such action.

Prior to commencing any such action, MHI shall consult with MHUT and shall consider the views of MHUT regarding the advisability of the proposed action and its effect on the public interest. MHI shall not enter into any settlement, consent judgment, or other voluntary final disposition of any infringement action under this Section 6.2 without the prior written consent of MHUT, which will not be materially withheld or delayed.

(b)    MHUT Right to Prosecute. In the event that MHI is unsuccessful in persuading the alleged infringer to desist or fails to have initiated an infringement action within a reasonable time after MHI first becomes aware of the basis for such action, MHUT shall have the right, at its sole discretion, to prosecute such infringement under its sole control and at its sole expense, and any recovery obtained shall belong to MHUT. MHUT will indemnify MHI for any order for costs that may be assessed against MHI in such proceedings.

6.3    Declaratory Judgment Actions. In the event that a declaratory judgment action is brought against MHUT or MHI by a third party alleging invalidity or unenforceability of the MHUT Patents, MHUT, at its option, shall have the right within twenty (20) days after commencement of such action to take over the sole defense of the action at its own expense. If MHUT does not exercise this right, MHI may take over the sole defense of any such action in the Territory at MHI’s sole expense, subject to Section 6.4.

6.4    Recovery. Any recovery obtained in an action brought by MHI under Sections 6.2 or 6.3 shall be distributed as follows: (i) each party shall be reimbursed for any expenses incurred in the action, (ii) as to ordinary damages, MHI shall receive 100% of any award, and (iii) as to special or punitive damages (including any damages in excess of "single damages"), MHUT shall receive fifty percent (50%) and MHI fifty percent (50%) of any award.

6.5    Cooperation. Each party agrees to cooperate in any action under this Section 6 which is controlled by the other party, provided that the controlling party reimburses the cooperating party promptly for any costs and expenses incurred by the cooperating party in connection with providing such assistance.

7.    INDEMNIFICATION AND INSURANCE.

7.1    Indemnification.

(a)    Indemnity. MHI shall indemnify, defend, and hold harmless MHUT and its directors, officers, employees, and agents and their respective successors, heirs and assigns (the "Indemnitees"), against any liability, damage, loss, or expense (including reasonable attorneys fees and expenses) incurred by or imposed upon any of the Indemnitees in the Republic of Korea in connection with any claims, suits, actions, demands or judgments arising out of any theory of liability (including without limitation actions in the form of tort, warranty, or strict liability and regardless of whether such action has any factual basis) concerning any product, process, or service that is made, used, sold, imported, or performed by MHI pursuant to any right or license granted under this Agreement.

(b)    Procedures. The Indemnitees agree to provide MHI with prompt written notice of any claim, suit, action, demand, or judgment for which indemnification is sought under this Agreement. MHI agrees, at its own expense, to provide attorneys reasonably acceptable to MHUT to defend against any such claim. The Indemnitees shall cooperate fully with MHI in such defense and will permit MHI to conduct and control such defense and the disposition of such claim, suit, or action (including all decisions relative to litigation, appeal, and settlement); provided, however, that any Indemnitee shall have the right to retain its own counsel, at the expense of MHI, if representation of such Indemnitee by the counsel retained by MHI would be inappropriate because of actual or potential differences in the interests of such Indemnitee and any other party represented by such counsel. Notwithstanding the above, MHI shall not be obligated to pay the expenses of more than one additional counsel. MHI agrees to keep MHUT informed of the progress in the defense and disposition of such claim and to consult with MHUT with regard to any proposed settlement.

7.2    Insurance. MHI shall obtain and carry in full force and effect commercial general liability insurance, including product liability and errors and omissions insurance which shall protect MHI and Indemnitees with respect to events covered by Section 7.1(a) above. Such insurance (i) shall be issued by an insurer licensed to practice in the Republic of Korea or an insurer pre-approved by MHUT, such approval not to be unreasonably withheld, (ii) shall list MHUT as an additional named insured thereunder, (iii) shall be endorsed to include product liability coverage, and (iv) shall require thirty (30) days written notice to be given to MHUT prior to any cancellation or material change thereof. The limits of such insurance shall not be less than One Million Dollars ($1,000,000) per occurrence with an aggregate of Three Million Dollars ($3,000,000) for bodily injury including death; One Million Dollars ($1,000,000) per occurrence with an aggregate of Three Million Dollars ($3,000,000) for property damage; and One Million Dollars ($1,000,000) per occurrence with an aggregate of Three Million Dollars ($3,000,000) for errors and omissions. MHI shall provide MHUT with Certificates of Insurance evidencing compliance with this Section 7. MHI shall continue to maintain such insurance after the expiration or termination of this Agreement during any period in which MHI continues to make, use, or sell a product that was a product under this Agreement, and thereafter for a period of five (5) years.

8.    NO REPRESENTATIONS OR WARRANTIES

8.1    EXCEPT AS MAY OTHERWISE BE EXPRESSLY SET FORTH IN THIS AGREEMENT OR THE JOINT VENTURE AGREEMENT, MHUT MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND CONCERNING THE MHUT PATENTS AND MHUT TECHNOLOGY, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, VALIDITY OF PATENT CLAIMS, WHETHER ISSUED OR PENDING, AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE. Specifically, and not to limit the foregoing, MHUT makes no warranty or representation (i) regarding the validity or scope of the MHUT Patents, (ii) that the exploitation of the MHUT Patents, MHUT Technology or any Product will not infringe any patents, copyrights or other intellectual property rights of a third party, and (iii) that a third party is not currently infringing or will not infringe the MHUT Patents or MHUT Technology.

8.2    Except as provided in Section 7.1 (a), IN NO EVENT SHALL MHUT, COA OR MHI, OR THEIR DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS BE LIABLE TO THE OTHER PARTY FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGES OR INJURY TO PROPERTY AND LOST PROFITS, REGARDLESS OF WHETHER SUCH PARTY SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY OF THE FOREGOING.

9.    GENERAL COMPLIANCE WITH LAWS

9.1    Export Control. With regard to the MHUT Patents and MHUT Technology licensed hereunder, MHI, Coa and Shin shall comply with all Republic of Korea laws and regulations controlling the export of certain commodities and technical data.

9.2    Marking of Products. To the extent commercially feasible as consistent with prevailing business practices, MHI shall mark all products that are manufactured or sold under this Agreement with the number of each issued patent under the MHUT Patents that applies to such Product.

10.    TERM

This Agreement shall commence (the date of such commencement being herein referred to as the "Commencement Date") upon the execution of this Agreement and will continue in full force and effect until the expiration of the last to expire of the MHUT Patents; provided, however, that this Agreement is subject to earlier termination pursuant to Section 11.

11.    TERMINATION.

11.1    Voluntary Termination. Either MHI or MHUT shall have the right to terminate this Agreement, for any reason, (i) upon at least six (6) months prior written notice to the other party, such notice to state the date at least six (6) months in the future upon which termination is to be effective, and (ii) upon payment of all amounts due to the terminated party through such termination effective date.

11.2    Cessation of Business. If MHI ceases to carry on its business related to this Agreement due to insolvency, bankruptcy, assignment for the benefit of creditors, dissolution liquidation or other similar action or cause, MHUT shall have the right to terminate this Agreement immediately upon written notice to MHI, Coa and Shin.

11.3    Termination for Default.

(a)    Nonpayment. In the event MHI fails to pay any amounts due and payable to MHUT hereunder, and fails to make such payments within thirty (30) days after receiving written notice of such failure, MHUT may terminate this Agreement immediately upon written notice to MHI, Coa and Shin.

(b)    Material Breach. In the event MHI, Coa or Shin commits a material breach of its obligations under this Agreement, the Joint Venture Agreement or any requirements contract or purchase order for MHI’s sale of Products to MHUT, except for breach as described in Section 11.3(a), and to cure that breach within thirty (30) days after receiving written notice thereof, MHUT may terminate this Agreement immediately upon written notice to MHI, Coa and Shin.

11.4    Effect of Termination.

(a)    The following provisions shall survive the expiration or termination of this Agreement: Sections 1, 4, 7, 8, 12, 13 and 14.

(b)    Termination of this Agreement shall not release MHI from its obligation to pay MHUT any amounts that became due on or before the effective date of termination.

12.    DISPUTE RESOLUTION.

12.1    Mandatory Procedures. The parties agree that any dispute arising out of or relating to this Agreement shall be resolved solely by means of the procedures set forth in this Section 12, and that such procedures constitute legally binding obligations that are an essential provision of this Agreement. If either party fails to observe the procedures of this Section 12, as may be modified by their written agreement, the other party may bring an action for specific performance of these procedures in any court of competent jurisdiction.

12.2    Equitable Remedies. Although the procedures specified in this Section 12 are the sole and exclusive procedures for the resolution of disputes arising out of or relating to this Agreement, either party may seek a preliminary injunction or other provisional equitable relief if, in its reasonable judgment, such action is necessary to avoid irreparable harm to itself or to preserve its rights under this Agreement.

12.3    Dispute Resolution Procedures. All disputes, disagreements or questions which might arise between the parties out of or in connection with this Agreement, which cannot be amicably settled by the parties, shall be submitted to the International Chamber of Commerce (“ICC”) for arbitration in accordance with the ICC Rules of Conciliation and Arbitration in effect at the time of arbitration. Arbitration shall take place in New York, New York, United States of America in the English language before a panel of three arbitrators. The award or decision of the arbitrators shall be final and binding upon the parties and shall be enforceable in any court having jurisdiction over the party against whom the award or decision was issued.

12.4    Performance to Continue. Each party shall continue to perform its undisputed obligations under this Agreement pending final resolution of any dispute arising out of or relating to this Agreement; provided, however, that a party may suspend performance of its undisputed obligations during any period in which the other party fails or refuses to perform its undisputed obligations. Nothing in this Section 12 is intended to relieve MHI from its obligation to make undisputed payments pursuant to Section 4 of this Agreement.

12.5    Statute of Limitations. The parties agree that all applicable statutes of limitation and time-based defenses (such as estoppel and laches) shall be tolled while the procedures set forth in Section 12.3(a) are pending. The parties shall cooperate in taking any actions necessary to achieve this result.

13.    INNOVATIONS AND PROPRIETARY RIGHTS ASSIGNMENT

13.1    Proprietary Information. MHI, Coa and Shin each acknowledge that this Agreement and the Joint Venture Agreement create a relationship of confidence and trust by and between MHUT, Coa, MHI and Shin with respect to any information:

(a)    Applicable to the business of MHI;

(b)    Applicable to the business of MHUT;

(c)    Applicable to the business of Coa; and

(d)    Applicable to the business of any client or customer of MHUT, Coa or MHI, which may be made known to or by any client or customer of MHUT, Coa or MHI, or learned by the other party in such context during the term of this Agreement.

All such information has commercial value in the business in which the parties are engaged and is hereinafter called "Proprietary Information." By way of illustration, but not limitation, Proprietary Information includes any and all technical and non-technical information including patent, copyright, trade secret, and proprietary information, techniques, sketches, drawings, models, molds, inventions, know-how, processes, apparatus, equipment, and formulae related to the current, future and proposed products of MHUT or Coa, and includes, without limitation, respective information concerning research, experimental work, development, design details and specifications, engineering, financial information, procurement requirements, purchasing, manufacturing, customer lists, business forecasts, sales and merchandising and marketing plans and information. "Proprietary Information" also includes proprietary or confidential information of any third party who may disclose such information to MHI in the course of MHI's business.

13.2    Ownership and Nondisclosure of Proprietary Information. All Proprietary Information is the sole property of the disclosing party, and its respective assigns and customers; provided, however, that MHUT shall be the sole and exclusive owner of all patents, copyrights, molds, trade secrets and other rights in the Proprietary Information arising in respect of, or related to, the MHUT Patents and/or MHUT Technology. MHI, Coa and Shin each hereby assigns to MHUT all rights, title and interest it may have or acquire in the Proprietary Information arising in respect of, or related to, the MHUT Patents and/or MHUT Technology. At all times, both during the term of this Agreement and after termination of this Agreement, the parties will keep in confidence and trust all Proprietary Information, and will not use or disclose any Proprietary Information or anything directly relating to Proprietary Information without the prior written consent of the owning party, except as may be necessary in the ordinary course of performing duties pursuant to the terms of this Agreement.

13.3    Ownership and Return of Materials. All materials (including, without limitation, documents, drawings, apparatus, sketches, designs, lists, and all other tangible media of expression) relating to the MHUT Patents, MHUT Technology and/or Products furnished to MHI, Coa and Shin by MHUT shall remain the property of MHUT. Upon termination of this Agreement, or at any time on the request of MHUT before termination, MHI, Coa and Shin will promptly (but no later than five (5) days after the earlier of such termination or MHUT’s request) destroy or deliver to MHUT, at MHUT’s option, (a) all such materials furnished to MHI by MHUT, (b) all tangible media of expression which are in MHI’s, Coa’s or Shin’s possession and which incorporate any Proprietary Information of MHUT or otherwise relate to MHUT’s business, and (c) written certification of MHI’s, Coa’s or Shin’s compliance with their obligations under this sentence.

13.4    Innovations. As used in this Agreement, the term "Innovations" means all processes, machines, manufactures, compositions of matter, improvements, inventions (whether or not protectable under patent laws), works of authorship, information fixed in any tangible medium of expression (whether or not protectable under copyright laws), moral rights, molds, trademarks, trade names, trade dress, trade secrets, know-how, ideas (whether or not protectable under trade secret laws), and all other subject matter protectable under patent, copyright, moral right, mask work, trademark, trade secret or other intellectual property laws, and includes without limitation all new or useful art, combinations, discoveries, formulae, manufacturing techniques, technical developments, discoveries, artwork, software, and designs. “Innovations” includes “Inventions,” which is defined to mean any inventions protected under patent laws.

13.4.1    Disclosure of Prior Innovations. Identified on Exhibit A attached hereto are all Innovations, applicable to the business of Coa or Shin or relating in any way to the business of Coa or Shin or demonstrably anticipated research and development, which were conceived, reduced to practice, created, derived, developed, or made by Coa or Shin prior to MHUT entering in the Joint Venture Agreement in 2000 (collectively, the "Prior Innovations"). Coa and Shin represents that such list is complete and that it has no rights in any such Innovations other than those Prior Innovations specified in Exhibit A.

13.4.2    Assignment of Innovations; License of Prior Innovations. MHI, Coa and Shin hereby agree promptly to disclose and describe to MHUT; and MHI, Coa and Shin hereby do and will assign to MHUT or its designee the entire right, title, and interest in and to, (a) each of the Innovations (including Inventions), and any associated intellectual property rights, which MHI, Coa or Shin may solely or jointly conceive, reduce to practice, create, derive, develop or make before or during the term of this Agreement, which relate, at the time of conception, reduction to practice, creation, derivation, development, or making of such Innovation, to the MHUT Patents, MHUT Technology, the Products or MHUT’s business or actual or demonstrably anticipated research or development relating thereto, and (b) each of the Innovations which is not an Invention (as demonstrated by evidence meeting the clear and convincing standard of proof), and any associated intellectual property rights, which MHI, Coa or Shin may solely or jointly conceive, develop, reduce to practice, create, derive, develop, or make before or during the term of this Agreement, which are applicable to the MHUT Patents, MHUT Technology, the Products or MHUT’s business (collectively, the Innovations identified in clauses (a) and (b) are hereinafter the "MHUT Innovations"). To the extent any of the rights, title and interest in and to MHUT Innovations cannot be assigned by Coa, MHI and/or Shin, each of MHI, Coa and Shin hereby grant to MHUT an exclusive, royalty-free, transferable, irrevocable, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to practice such non-assignable rights, title and interest. To the extent any of the rights, title and interest in and to MHUT Innovations can be neither assigned nor licensed by Coa, MHI and/or Shin, each of MHI, Coa and Shin hereby irrevocably waive and agree never to assert such non-assignable and non-licensable rights, title and interest against MHUT or any of MHUT’s successors in interest to such non-assignable and non-licensable rights. Coa, MHI and Shin each hereby grant to MHUT or its designees a royalty free, irrevocable, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to practice all applicable patent, copyright, moral right, mask work, trade secret and other intellectual property rights relating to any Prior Innovations which MHI incorporates, or permit to be incorporated, in the Products and any MHUT Innovations.

13.4.3    Future Innovations. Coa, MHI and Shin each recognize that Innovations or Proprietary Information relating in any way to MHUT Patents, MHUT Technology and/or MHI activities under this Agreement and conceived, reduced to practice, created, derived, developed, or made by MHI, Coa and/or Shin, alone or with others, within twelve (12) months after termination of this Agreement shall be deemed to have been conceived, reduced to practice, created, derived, developed, or made, as applicable, in significant part based upon MHUT Proprietary Information and MHUT Innovations. Accordingly, MHI, Coa and/or Shin agree that such Innovations and Proprietary Information shall be presumed to have been conceived, reduced to practice, created, derived, developed, or made, as applicable, during the term of this Agreement and are to be promptly assigned to MHUT unless and until MHI, Coa and/or Shin have established the contrary by written evidence satisfying the clear and convincing standard of proof.

13.4.4    Cooperation in Perfecting Rights to Proprietary Information and Innovations.

(a)    MHI, Coa and/or Shin agree to perform, during and after the term of this Agreement, all acts deemed necessary or desirable by MHUT to permit and assist MHUT, at its expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Proprietary Information and MHUT Innovations assigned or licensed to, or whose rights are irrevocably waived and shall not be asserted against, MHUT under this Agreement. Such acts may include, but are not limited to, execution of documents and assistance or cooperation (i) in the filing, prosecution, registration, and memorialization of assignment of any applicable patents, copyrights, mask work, or other applications, (ii) in the enforcement of any applicable patents, copyrights, mask work, moral rights, trade secrets, or other proprietary rights, and (iii) in other legal proceedings related to the Proprietary Information or MHUT Innovations.

(b)    In the event that MHUT is unable for any reason to secure execution by MHI, Coa and/or Shin of any document required to file, prosecute, register, or memorialize the assignment of any patent, copyright, mask work or other applications or to enforce any patent, copyright, mask work, moral right, trade secret or other proprietary right under any MHUT Proprietary Information (including improvements thereof) or any MHUT Innovations (including derivative works, improvements, renewals, extensions, continuations, divisionals, continuations in part, continuing patent applications, reissues, and reexaminations thereof), Coa, MHI and Shin each hereby irrevocably designate and appoint MHUT’s duly authorized officers and agents as its agents and attorneys-in-fact to act for and on its behalf (i) to execute, file, prosecute, register and memorialize the assignment of any such application, (ii) to execute and file any documentation required for such enforcement, and (iii) to do all other lawfully permitted acts to further the filing, prosecution, registration, memorialization of assignment, issuance, and enforcement of patents, copyrights, molds, moral rights, trade secrets or other rights under the Proprietary Information, or MHUT Innovations, all with the same legal force and effect as if executed by MHI, Coa or Shin, as the case may be.

(c)    MHUT agrees to designate Shin as the Inventor in any patent application for any MHUT Invention invented solely by Shin, MHI or Coa.

13.5    No Violation of Rights of Third Parties. Performance of all the terms of this Agreement by Coa, MHI and Shin does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Coa or Shin prior to organization of MHI, and neither Coa nor MHI nor Shin will disclose to MHUT, or induce MHUT to use, any confidential or proprietary information or material belonging to any other party. Neither Coa nor MHI nor Shin is a party to any other agreement which will interfere with their respective full compliance with this Agreement. Coa, MHI and Shin each agree not to enter into any agreement, whether written or oral, in conflict with the provisions of this Agreement.

13.6    Covenant Not to Compete. During the term of this Agreement, and for a period of one (1) year following the termination of this Agreement for any reason, in any country in which MHUT does more than nominal business, Coa, MHI and Shin each agree not engage, directly or indirectly, in the development or sale of products that compete against MHUT’s Products in any country in which MHUT does business. Coa, MHI and Shin further agree not to develop or assist others in developing products with the same or similar functionality to the Products developed or under development by MHUT prior to and during the term of this Agreement. Coa, MHI and Shin each further acknowledge and agree to the reasonableness of this covenant not to compete and the reasonableness of the geographic area and duration of time which are a part of said covenant.

13.7    No Solicitation. During the term of this Agreement and for a period of one (1) year thereafter, Coa and Shin will not solicit, encourage, or cause others to solicit or encourage any employees of MHUT to terminate their employment with MHUT.

13.8    Employee Agreements. Coa, MHI and Shin shall cause each of their respective officers, directors, employees, consultants and agents to enter into an agreement or contract by which such officer, director, employee, consultant or agent agrees to make such assignments of Innovations or Inventions as are reasonably necessary to assure that the provisions of this Section 13 of this Agreement are enforceable against such officer, director, employee, consultant or agent in favor of MHUT.

13.9    Sublicense of Innovations. In the event MHUT sublicenses to any third party (i) any patented MHUT Innovation solely invented by Shin, MHI or Coa, or (ii) any MHUT Innovation solely invented by Shin, MHI or Coa that later becomes patented by MHUT, then MHUT shall pay to MHI reasonable compensation to be agreed upon by MHUT and MHI after negotiation made in good faith.

14.    MISCELLANEOUS

14.1    Notice. Any notices required or permitted under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be sent by hand, recognized national overnight courier, confirmed facsimile transmission, confirmed electronic mail, or registered or certified mail, postage prepaid, return receipt requested, to the following addresses or facsimile numbers of the parties:

If to Coa:	Coa International Ind, Inc.
2nd Floor, Oyang Building
33-7 Changchung-Dong 1Ga
Chung-Ku Seoul
Korea Attention: Representative Director Telephone: Facsimile:

If to MHI:	Medi-Hut Int’l (Mfg.) Co., Ltd.
4-1 Godeung-Ri, Sojung-Myun Yeonki-Kun

Chunchungnam-Do, Korea Attention: Representative Director Telephone: 82-41-862-6996 Facsimile: 82-41-862-5700

If to Shin:	Mr. Young-Kil Shin 2nd Fl. Oyang B/D 33-7 Changchung-Dong 1-Ga Chung-Ku, Korea Telephone: 82-22-2277-3799 Facsimile: 82-22-2227-7379

If to MHUT:	Medi-Hut Co., Inc. 1345 Campus Parkway Wall Township, New Jersey 07753 United States of America Attention: President Telephone: 1-732-919-2799 Facsimile: 1-732-919-2798

With a copy to:	Reitler Brown LLC 800 Third Avenue 21st Floor New York, New York 10022-7604 United States of America Attention: Scott Rosenblatt, Esq. Telephone: 1-212-209-3050 Facsimile: 1-212-371-5500

And with a copy to:	Kim, Chang & Lee 171 Wonseo-Dong Chongro-Ku Seoul, Korea Attention: Moon Han, Esq. Telephone: 82-2-397-9800 Facsimile: 82-2-725-8727

All notices under this Agreement shall be deemed effective upon receipt. A party may change its contact information immediately upon written notice to the other party in the manner provided in this Section.

14.2    Governing Law. This Agreement and all disputes arising out of or related to this Agreement, or the performance, enforcement, breach or termination hereof, and any remedies relating thereto, shall be construed, governed, interpreted and applied in accordance with the Federal laws of the United States of America and the laws of the State of New Jersey, without regard to conflict of laws principles, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent shall have been granted.

14.3    Force Majeure. A party will not be responsible for delays resulting from causes beyond the reasonable control of such party, including without limitation fire, explosion, terrorism, quarantine, flood, war, strike, or riot, provided that the nonperforming party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.

14.4    Amendment and Waiver. This Agreement may be amended, supplemented, or otherwise modified only by means of a written instrument signed by all of the parties. Any waiver of any rights or failure to act in a specific instance shall relate only to such instance and shall not be, construed as an agreement to waive any rights or fail to act in any other instance, whether or not similar.

14.5    Severability. In the event that any provision of this Agreement shall be held invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect any other provision of this Agreement, and the parties shall negotiate in good faith to modify the Agreement to preserve (to the extent possible) their original intent. If the parties fail to reach a modified agreement within thirty (30) days after the relevant provision is held invalid or unenforceable, then the dispute shall be resolved in accordance with the procedures set forth in Section 12. While the dispute is pending resolution, this Agreement shall be construed as if such provision were deleted by agreement of the parties.

14.6    Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns.

14.7    Headings. All headings are for convenience only and shall not affect the meaning of any provision of this Agreement.

14.8    Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to its subject matter and supersedes all prior agreements or understandings between the parties relating to its subject matter.

14.9    Independent Contractors. The relationship of the parties hereto is that of independent contractors. The parties hereto are not deemed to be agents, partners or joint venturers of the others for any purpose as a result of this Agreement or the transactions contemplated hereby.

14.10    Assignment. MHI may not assign this Agreement or its rights hereunder. Neither MHUT nor Coa nor Shin may assign this Agreement without the prior written consent of the other parties, except that MHUT or Coa may assign this Agreement without such consent to an entity that acquires all or substantially all of the business or assets of such party pertaining to the subject matter hereof, whether by merger, reorganization, acquisition, sale or otherwise. Any other attempted assignment of this Agreement will be void. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the parties and their successors, heirs and assigns.

14.11    Partial Invalidity. If any provision of this Agreement is held to be invalid by a court of competent jurisdiction, then the remaining provisions will remain, nevertheless, in full force and effect. The parties agree to renegotiate in good faith any provision held invalid and to be bound by the mutually agreed substitute provision in order to give the most approximate effect originally intended by the parties.

14.12    English Text. The English language version of this Agreement shall be the official version. Any translation into Korean or any other language shall be unofficial and only the English language version shall be binding on the parties.

14.13    Waiver. It is agreed that no waiver by any party of any breach or default of any of the covenants or agreements herein set forth will be deemed a waiver as to any subsequent and/or similar breach or default.

14.14    Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original and which together will constitute one instrument.

Signatures on the following page

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date first above written.

MEDI-HUT CO, INC.

By:   /s/ David R. LaVance

Name:   David R. LaVance
Title:     President

COA INTERNATIONAL IND INC.

By:   /s/ Young-Kil Shin

Name:   Young-Kil Shin
Title:      President

MEDI HUT INTERNATIONAL (MFG.) CO, LTD.

By: /s/ Young-Kil Shin

Name:   Young-Kil Shin
Title:     President

YOUNG-KIL SHIN

By: /s/ Young-Kil Shin

Individually

Exhibit A

Prior Innovations

None